                                                      Registration No. 333-66961
           As filed with the Securities and Exchange Commission on July 28, 1999

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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            POST EFFECTIVE AMENDMENT

                                NO. 2 ON FORM S-8

                                       TO
                                    FORM S-4
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                                 THE KROGER CO.
             (Exact name of registrant as specified in its charter)


                        OHIO                             31-0345740
          (State or other jurisdiction of   (I.R.S. Employer Identification No.)
           incorporation or organization)

         1014 VINE STREET, CINCINNATI, OHIO                45202
      (Address of Principal Executive Offices)           (Zip Code)


                   FRED MEYER, INC. 1997 STOCK INCENTIVE PLAN

                              (Full title of Plans)


                                 PAUL W. HELDMAN
              SENIOR VICE PRESIDENT, SECRETARY AND GENERAL COUNSEL
                                 THE KROGER CO.
                                1014 VINE STREET
                             CINCINNATI, OHIO 45202
                     (Name and address of agent for service)

                                 (513) 762-4000
          (Telephone number, including area code, of agent for service)

                         CALCULATION OF REGISTRATION FEE


------------------------------------------------------------------------------------------------------------------------------------
                                                    Proposed Maximum Offering     Proposed Maximum Aggregate    Amount of
Title of Securities to be    Amount to be           Price Per Share (1)           Offering Price (1)            Registration Fee (2)
Registered                   Registered
------------------------------------------------------------------------------------------------------------------------------------
Common Stock,
par value $1.00 per share     200,000                       $27.1719                    $5,434,380                 $1,510.76
------------------------------------------------------------------------------------------------------------------------------------
Preferred Stock Purchase
Rights                           (3)                        (3)                          (3)                       (3)
------------------------------------------------------------------------------------------------------------------------------------
   (Footnotes on next page)

   (1) This Post Effect Amendment No. 2 registers the following shares:




    NAME OF PLAN                                                              NUMBER OF SHARES
        Fred Meyer, Inc. 1997 Stock Incentive Plan ...............                  200,000

         The proposed maximum offering price per share and the proposed maximum aggregate offering price were estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act of 1933. The estimated offering prices for the shares to be issued under the above listed plans were calculated based on the weighted average exercise prices of outstanding options granted under such plans may be exercised.


    (2) Pursuant to the requirements of Rule 429(b) of the Securities Act of 1933, such amount represents a portion of the registration fee of $115,352.28 remaining relating to 2,375,760 shares of Fred Meyer Common Stock previously paid with the Registration Statement on Form S-4 (Registration No. 333-66961) (170,000,000 shares) to which this amendment relates.


    (3) Preferred Stock Purchase Rights equal to the shares of Common Stock to be issued for no additional consideration and therefore no registration fee is required. Prior to the occurrence of certain events, the Preferred Stock Purchase Rights will not be exercisable or evidenced separately from the Common Stock.

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



                                     PART I

EXPLANATORY NOTE


         This Post-Effective Amendment No. 2 on Form S-8 to Form S-4 relates to 200,000 shares of Common Stock that may be issued upon the exercise of options granted under the Fred Meyer, Inc. 1997 Stock Incentive Plan (the "FMY Stock Plan");


         Pursuant to the Agreement and Plan of Merger dated October 18, 1998 by and between The Kroger Co., ("Kroger") Fred Meyer, Inc. ("FMY"), and Jobsite Holdings Inc., the following events among others, occurred:

         (a) FMY was acquired by, and became a wholly-owned subsidiary of, The Kroger Co.; and


         (b) outstanding options to purchase shares of FMY common stock granted under the FMY Stock Plan were converted into options to purchase shares of Kroger Common Stock.


         The documents containing information specified by Part I of this Registration Statement have been or will be sent or given to, holders of options granted under the FMY Stock Plans, as specified in Rule 428(b)(1) promulgated by the Securities and Exchange Commission under the Securities Act. Such document(s) are not required to be filed with the SEC but constitute (along with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act.

         References to "the Company" or the "Registrant" shall mean The Kroger Co., an Ohio corporation.




                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


    Item 3.  Incorporation of Documents by Reference

         We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, NY and Chicago, IL. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC's web site at http://www.sec.gov. Reports, proxy and information statements and other information concerning us can also be inspected at the offices of the New York Stock Exchange, 20


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



Broad Street, New York, NY 10005.

         The SEC allows us to "incorporate by reference" information into this Registration Statement, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this Registration Statement, and later information that we file with the SEC will automatically update this Registration Statement. We incorporate by reference the following documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, prior to the termination of the offering:

                1. Annual Report on Form 10-K for the fiscal year ended January 2, 1999, as amended;

                2. All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended ("Exchange Act"), since the end of the fiscal year covered by the Form 10-K referred to above;

                3. The description of Kroger Common Stock contained in Kroger's registration statement filed pursuant to Section 12 of the Exchange Act, including any amendments or reports filed for the purpose of updating such description; and

                4. The Joint Proxy Statement/Prospectus on Form S-4, dated March 8, 1999 and all amendments to the Form S-4.

                 All documents filed by Kroger pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all shares of Kroger Common Stock offered hereby have been sold or which withdraws from registration such shares of Kroger Common Stock then remaining unsold, shall be deemed to be incorporated in this Registration Statement by reference and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference in this Registration Statement will be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this Registration Statement modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.


    Item 4.  Description of Securities.

        Not applicable.

    Item 5.  Interests of Named Experts and Counsel.


        The financial statements incorporated in this Registration Statement by reference to the Annual Report on Form 10-K of The Kroger Co. for the year ended January 2, 1999 have been so incorporated in reliance on the report (which contains an explanatory paragraph relating to Kroger's change in its application of the LIFO method of accounting for store inventories as of December 28, 1997) of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

        The financial statements incorporated in this Registration Statement by reference to the Current Report on Form 8-K dated May 10, 1999, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

        The supplemental consolidated financial statements incorporated in this Registration Statement by reference to the Current Report on Form 8-K dated May 28, 1999, have been so incorporated in reliance on the report (which contains an explanatory paragraph that describes a change in Kroger's application of the LIFO method of accounting for store inventories and an explanatory paragraph that discloses that the supplemental financial statements give retroactive effect to the merger of The Kroger Co. and Fred Meyer, Inc. on May 27, 1999, which has been accounted for as a pooling of interests) of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                Documents incorporated herein by reference in the future will include financial statements, related schedules and auditors' reports, which financial statements and schedules will have been examined to the extent and for the periods set forth in such opinions by the firm or firms rendering such opinions, and, to the extent so examined and consent to incorporation by reference given, will be incorporated herein by reference in reliance upon such opinions given upon authority of such firms as experts in accounting and auditing.


                A legal opinion to the effect that the shares of Kroger Common Stock offered hereby have been duly authorized and that, when they are issued in accordance with the terms of the FMY Stock Plan, they will be validly issued and outstanding, fully paid and nonassessable, has been rendered by Paul W. Heldman, Esquire, Senior Vice President, Secretary and General Counsel of Kroger. As of April 30, 1999, Mr. Heldman owned approximately 29,137 shares of Kroger Common Stock and held options to acquire 179,583 shares of Kroger Common Stock.


    Item 6.  Indemnification of Directors and Officers.

                Under Kroger's Regulations (by-laws), each present or former director, officer or employee of Kroger and each person who is serving or has served at the request of Kroger as a director, officer or employee of another corporation (and his or her heirs, executors or administrators) will be indemnified by Kroger against expenses actually and necessarily incurred by him or her, and also against expenses, judgments, decrees, fines, penalties, or amounts paid in settlement, in connection with the defense of any pending or threatened action, suit, or proceeding, criminal or civil, to which he or she is or may be made a party by reason of being or having been such director, officer or employee, provided (1) he or she is adjudicated or determined not to have been negligent or guilty of misconduct in the performance of his or her duty to Kroger or such other corporation, (2) he or she is determined to have acted in good faith in what he or she reasonably believed to be the best interest of Kroger or of such other corporation, and (3) in any matter the subject of a criminal action, suit, or proceeding, he or she is determined to have had no reasonable cause to believe that his or her conduct was unlawful.

                The foregoing indemnification provisions are not exclusive of any other rights to which any director, officer or employee may be entitled under Kroger's Articles of Incorporation or Regulations, any agreement, any insurance purchased by Kroger, any vote of shareholders or otherwise.

                Kroger has purchased insurance insuring officers and directors of the company against certain liabilities incurred in their capacities as such in order to insure Kroger against any payments which it is obligated to make to such persons under the foregoing indemnification provisions.

     The Agreement and Plan of Merger, dated as of October 18, 1998 (the "Merger Agreement"), among Kroger, Jobsite Holdings, Inc., a Delaware corporation and a wholly owned subsidiary of the Registrant ("Merger Sub"), and Fred Meyer, Inc. ("Fred Meyer") provides that each present and former director and officer of Fred Meyer or any of its subsidiaries after our acquisition of Fred Meyer (the "Merger") will be indemnified by Kroger against any costs or expenses, including reasonable attorneys' fees, judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, for acts or omissions existing or occurring at or prior to the Merger, whether asserted or claimed prior to, at or following the Merger, to the fullest extent permitted under the Delaware General Corporation Law. Without limiting the generality of the foregoing, in the event any person entitled to indemnification under such provisions becomes involved in any claim, action, proceeding or investigation after the Merger, Kroger will periodically advance to such person his or her reasonable legal and other reasonably incurred expenses, including the cost of any investigation and preparation incurred in connection with the claim, action, preceding or investigation, subject to the person providing an undertaking to reimburse all amounts advanced in the event of a final non-appealable determination by a court of competent jurisdiction that such person is not entitled the advancing of the expenses.

         For six years from the Merger, the Registrant must maintain in effect the current directors' and officers' liability insurance covering those persons who are currently covered by Fred Meyer's directors' and officers' liability insurance policy to the extent that it provides coverage for events occurring on or prior to the Merger, so long as the annual premium therefor would not be in excess of 200% of the last annual premium paid prior to the date of the Merger Agreement (the "Current Premium"). If such premiums for such insurance would at any time exceed 200% of the Current Premium, then the Registrant shall cause to be maintained policies of insurance which provide the maximum coverage available at an annual premium equal to 200% of the Current Premium.


    Item 7.  Exemption from Registration Claimed.

                  Not applicable.

    Item 8.  Exhibits.

                  The exhibits listed below are filed herewith or are incorporated herein by reference to other filings.

                                INDEX OF EXHIBITS
                                -----------------


     EXHIBIT                            DESCRIPTION

4.1 Provisions of amended Articles of Incorporation. Incorporated by reference to Exhibit 3.1 of The Kroger Co.'s Quarterly Report on Form 10- Q for the quarter ended October 3, 1998. Provisions of Regulations (by-laws) of The Kroger Co. defining the rights of security holders. Incorporated herein by reference to Exhibit 4.2 of Kroger's Registration Statement on Form S-3 as filed with the Securities and Exchange Commission on January 28, 1993 and bearing Registration No. 33-57552.

5* Opinion of Paul Heldman, Esq., with respect to the validity of the Common Stock being registered.

23.1*             Consent of PricewaterhouseCoopers LLP, Independent
                  Accountants.

23.2 Consent of Paul W. Heldman, Esq. (contained in the opinion filed as Exhibit 5 hereto) .

24* Powers of Attorney of certain officers and directors of Kroger.




 ----------------
 * Filed herewith.

    Item 9.  Undertakings.

                  The undersigned Registrant hereby undertakes:

                  1. To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement:

                  (a) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 ("Securities Act");

                  (b) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

                  (c) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such
--------
                  information in the Registration Statement;

                  Provided, however, that paragraphs (a) and (b) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement;

                  2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

                  3. To remove from registration by means of a post- effective amendment any of the securities being registered which remain unsold at the termination of the offering;

                  4. That, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to
     Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

                  5. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions set forth in Item 6, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered and the Commission remains of the same opinion, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES



         Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cincinnati, State of Ohio, on July 28, 1999.


                                                       THE KROGER CO.


                                             By:               *

                                                 Joseph A. Pichler, Chairman
                                                 of the Board of Directors
                                                 and Chief Executive Officer


         Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on July 28, 1999.



             *Signature                                Title
             ----------                                -----

                  *                         Chairman of the Board of
            Joseph A. Pichler               Directors, Chief Executive
                                            Officer and Director
                                            (Principal Executive Officer)

                  *                         Executive Vice President and
            W. Rodney McMullen              Chief Financial Officer
                                            (Principal Financial Officer)

                  *                         Vice President and
           J. Michael Schlotman             Corporate Controller
                                            (Principal Accounting Officer)

                  *                         Director
            Reuben V. Anderson


                  *                         Director
             Robert D. Beyer


                  *                         Director
             Ronald W. Burkle






                                      III-1

                  *                         Director
            John L. Clendenin

                  *                         President and Director
             David B. Dillon


                  *                         Director
            Carlton J. Jenkins

                  *                         Director
               Bruce Karatz


                  *                         Director
            John T. LaMacchia

                  *                         Director
             Edward M. Liddy


                  *                         Chief Operating Officer,
             Robert G. Miller               Vice Chairman of the
                                            Board of Directors and
                                            Director


                  *                         Director
              Clyde R. Moore

                  *                         Director
          T. Ballard Morton, Jr.

                  *                         Director
            Thomas H. O'Leary

                  *                         Director
           Katherine D. Ortega

           -------------------              Director
             Steven R. Rogel

                  *                         Director
           Martha Romayne Seger

                    *                       Director
            Bobby S. Shackouls
                                            Director
                    *
              James D. Woods



*By  (Bruce M. Gack)
     -----------------
     Bruce M. Gack
     Attorney-in-fact


                                      III-2

                                INDEX OF EXHIBITS
                                -----------------


      EXHIBIT                             DESCRIPTION

4.1 Provisions of amended Articles of Incorporation. Incorporated by reference to Exhibit 3.1 of The Kroger Co.'s Quarterly Report for the quarter ended October 3, 1998. Provisions of Regulations (by-laws) of The Kroger Co. defining the rights of security holders. Incorporated herein by reference to Exhibit
                  4.2 of Kroger's Registration Statement on Form S-3 as filed with the Securities and Exchange Commission on January 28, 1993 and bearing Registration No. 33- 57552.





4.4 Fred Meyer, Inc. 1997 Stock Incentive Plan. Incorporated by reference to Appendix 1 to Exhibit 99.1 of Fred Meyer's Current Report on Form 8-K dated September 9, 1997, SEC File No. 1-13339.

5* Opinion of Paul Heldman, Esq., with respect to the validity of the Common Stock being registered.

23.1*             Consent of PricewaterhouseCoopers LLP, Independent
                  Accountants.

23.2 Consent of Paul W. Heldman, Esq. (contained in the opinion filed as Exhibit 5 hereto) .

24* Powers of Attorney of certain officers and directors of Kroger.




 ----------------
 * Filed herewith.